Exhibit 99

Media Relations	Consolidated Edison, Inc.
212 460 4111 (24 hours)	4 Irving Place
New York NY 10003
www.conEdison.com
Facebook at Power of Green

FOR IMMEDIATE RELEASE	Contact: Media Relations
September 19, 2013	212-460-4111
5 p.m.

CON EDISON NAMES JOHN McAVOY

CHIEF EXECUTIVE OFFICER

New York – Con Edison (NYSE: ED) today announced that its Board of Directors has elected John McAvoy as Consolidated Edison, Inc.’s president and chief executive officer, effective January 1, 2014. McAvoy will also serve as CEO of Con Edison’s principal subsidiary, Consolidated Edison Company of New York, Inc.

After 40 years of service, Kevin Burke will retire as president and CEO on December 31. He will remain the non-executive chairman of the board for a transition period. Burke, who is 62, joined the company in 1973 and has served as president and CEO since 2005.

“John McAvoy is very talented and will ably guide the company as it moves forward,” Burke said. “John is a leader. His extensive experience in the energy industry will be invaluable to our customers, investors and all who rely on the company.”

McAvoy, 53, was appointed president and chief executive officer of Orange and Rockland Utilities, Inc. in 2012. Since joining Con Edison in 1980, McAvoy served as senior vice president of Central Operations with responsibilities for the planning, design, operations and maintenance of the electric generation, transmission and substations systems, the generation and distribution of the steam system and construction activities for the company. Over the years, he has held positions of increasing responsibility, including vice president of System and Transmission Operations and general manager of Substation Operations.

He earned an MBA from New York University and a bachelor’s degree in Mechanical Engineering from Manhattan College.

McAvoy is a graduate of the Rockefeller Fellows program. He currently serves on the boards of the Intrepid Sea, Air and Space Museum, the Hudson Valley Economic Development Corporation, Orange County Partnership, and the Rockland Economic Development Corporation.

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy companies, with approximately $12 billion in annual revenues and $42 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas, and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,350 square mile area in southeastern New York state and adjacent sections of northern New Jersey and northeastern Pennsylvania; Consolidated Edison Solutions, Inc., a retail energy supply and services company; Consolidated Edison Energy, Inc., a wholesale energy services company; and Consolidated Edison Development, Inc., a company that participates in infrastructure projects.

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